CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-11 of our report dated March 7, 2013, relating to the consolidated financial statements and financial statement schedule of Phillips Edison – ARC Shopping Center REIT Inc. appearing in the Annual Report on Form 10-K of Phillips Edison – ARC Shopping Center REIT Inc. for the year ended December 31, 2012, and to reference us under the headings "Experts" in the Prospectus, which is a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio
June 24, 2013